Exhibit 5.1

March 4, 2015

NEWCASTLE INVESTMENT CORP.

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We serve as special Maryland counsel to Newcastle Investment Corp., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the sale and issuance of up to 6,329,950 shares (collectively, the “Shares”) of common stock, $0.01 par value per share, of the Company (“Common Stock”), consisting of (a) 735,821 shares of Common Stock (the “Primary Shares”) of which (i) 625,916 shares may be issued under the 2014 Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan (the “2014 Plan”) and (ii) 109,905 shares may be issued upon the exercise of outstanding stock options granted under the 2014 Plan or the 2012 Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan (the “2012 Plan”); and (b) 5,594,129 shares of Common Stock (the “Secondary Shares”) which may be issued upon the exercise of stock options granted under the 2014 Plan, the 2012 Plan or the 2002 Newcastle Investment Corp. Nonqualified Stock Option and Incentive Award Plan (the “2002 Plan” and, collectively with the 2014 Plan and the 2012 Plan, the “Plans”) or otherwise, covered by the above-referenced Registration Statement (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on the date hereof. This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement and the related form of prospectus included therein, in the form in which it was transmitted to the Commission under the Act;

2. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

NEWCASTLE INVESTMENT CORP.
March 4, 2015

3. The Bylaws of the Company, certified as of the date hereof by the Chief Financial Officer of the Company;

4. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to (a) the registration, sale and issuance of the Shares and (b) the approval of the Plans, certified as of the date hereof by the Chief Financial Officer of the Company;

5. The 2014 Plan, certified as of the date hereof by the Chief Financial Officer of the Company;

6. The 2012 Plan, certified as of the date hereof by the Chief Financial Officer of the Company;

7. The 2002 Plan, certified as of the date hereof by the Chief Financial Officer of the Company;

8. The form of certificate representing a share of Common Stock, certified as of the date hereof by the Chief Financial Officer of the Company;

9. A certificate of the SDAT as to the good standing of the Company, dated as of the date hereof; and

10. A certificate executed by Justine A. Cheng, Chief Financial Officer of the Company, dated as of the date hereof.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding.

NEWCASTLE INVESTMENT CORP.
March 4, 2015

4. All Documents submitted to us as originals are authentic. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all such Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All statements and information contained in the Documents are true and complete. There has been no oral or written modification or amendment to the Documents, or waiver of any provision of the Documents, by action or omission of the parties or otherwise.

5. The Shares have not been issued or transferred in violation of any restriction or limitation on transfer or ownership of shares of Common Stock contained in Article VII of the Charter.

6. The total number of shares of Common Stock issued and outstanding after the issuance of any of the Shares will not exceed the number of shares of Common Stock that the Company then has authority to issue under the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. When issued and delivered in accordance with the Charter, the Resolutions, the applicable Plan and the applicable grant agreements utilized under the applicable Plan, the Primary Shares will be duly authorized, validly issued, fully paid and nonassessable.

3. When issued and delivered in accordance with the Charter, the Resolutions, the applicable Plan and the applicable grant agreements utilized under the applicable Plan, the Secondary Shares will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the securities (or “blue sky”) laws of the State of Maryland. The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

NEWCASTLE INVESTMENT CORP.
March 4, 2015

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein under the heading “Legal Matters”. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

FOLEY & LARDNER LLP

/s/ Foley & Lardner LLP